Item 5.  Other Events.

     On February 1, 1996, J. Michaels Inc. (the "Company") and Muriel Siebert Capital Markets Group Inc. ("Siebert"), the sole shareholder of Muriel Siebert & Co., Inc. signed a letter of intent providing for the merger of Siebert into the Company. The letter of intent contemplates that the Company will liquidate all of its existing assets, and at the effectiveness of the Merger, the existing shareholders of the Company will receive out of the liquidation proceeds a cash payment and the right to share pro rata the remaining net after tax proceeds (after payment of expenses and liabilities) realized from the sale of the existing assets of the Company. After the Merger, the shareholders of the Company as of the effectiveness of the Merger will retain 2.5% of the shares of the surviving company, and the shareholders of Siebert will own 97.5% of the shares of the surviving company. The surviving company will continue the existing brokerage business conducted by Muriel Siebert & Co., Inc.

     Consummation of the merger is subject to certain conditions, including execution of a definitive merger agreement and the approval of the board of directors and shareholders of the Company and Siebert.

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                              J. MICHAELS, INC.
                              (Registrant)


                              By:
                                 James H. Michaels, Pres.
Dated:  January 31, 1996

EXHIBITS

     Exhibit 10   Letter of Intent dated February 1, 1996

                                             Exhibit 10

Muriel Siebert Capital Markets Group Inc.
885 Third Avenue, Suite 1720
New York, New York  10022
(212) 644-2418



                                   February 1, 1996


J. Michaels, Inc.
182 Smith Street
Brooklyn, New York  11201

          Re:  Merger

Ladies and Gentlemen:

          This letter confirms the non-binding intent of Muriel Siebert Capital Markets Group Inc. ("Siebert") and J. Michaels, Inc., a New York corporation (the "Company"), to cause Muriel Siebert Capital Markets Group Inc., a New York corporation wholly-owned by Muriel Siebert ("MSC"), which will be the sole shareholder of Muriel Siebert & Co., Inc., to merge with and into the Company subject to the terms and conditions set forth below.

          Subject to paragraph 5 below, the parties intend as follows:

          1. Merger; Merger Consideration. MSC shall merge with and into the Company (the "Merger"). Each share of common stock, par value $1.00 per share (the "Common Stock"), of MSC outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock held in the treasury of MSC) shall, by virtue of the Merger and without any action on the part of the holder thereof, be entitled to receive as of the effective time of the Merger such number of shares of common stock, part value $1.00 per share (the "Company Common Stock") so that all of the stockholders of MSC as of the effective time of the Merger receive an aggregate of 97.5% of the issued and outstanding shares of the Company Common Stock immediately following the effective time of the Merger. The holders of the Common Stock of the Company immediately prior to the effective time of the Merger (the "Existing Holders") shall at the effective time of the Merger receive a cash payment equal to the available cash from the liquidation referred to in 2 below (but subject to the escrow referred in 2 below), and the right to receive distributions from the liquidating trust to be established by the Company for the benefit of the Existing Holders. Each share of Common Stock issued and held in the treasury of MSC immediately prior to the effective time of the Merger shall be canceled and retired, and no shares or other securities shall be issuable and no cash shall be exchangeable with respect thereto.

          2. Liquidation of Assets. Promptly after the date of this letter, the Company intends to commence to liquidate the assets relating to the existing business of the Company. At the effective time of the Merger, the Existing Holders shall receive the net after-tax proceeds (including in such liquidation proceeds the amount of the cash and cash equivalents of the Company in hand at the effective time of the Merger); provided, that of the cash on hand at the effective time of the merger, $500,000 thereof shall be placed in escrow pursuant to a mutually satisfactory escrow agreement for one year from the effective time of the Merger. Any assets of the Company prior to the effective time of the Merger not so disbursed to the Existing Holders, or held in escrow, shall be transferred to a liquidating trust for the exclusive benefit of the Existing Holders. For purposes hereof, liquidation proceeds shall include all proceeds from the sale of the Company's pre-Merger assets after deduction of all expenses relating to such sale including any taxes payable by the Company upon the liquidation of the Company's assets.

          3. Capitalization. Prior to the effective time of the Merger, the Company shall increase the number of authorized shares of the Company Common Stock as agreed by the Company and Siebert.

          4. Effective Time of the Merger. The effective time of the Merger shall occur on a mutually agreeable date, subject to the negotiation, execution and delivery of the definitive agreements referred to in paragraph 5 hereof, which shall occur no later than February 15, 1996, and the approval of the stockholders of the Company.

          5. Definitive Agreements. (i) This letter constitutes an expression of the present intention of the parties to conclude the transactions described above, but does not constitute an offer by either the Company or MSC to merge, the acceptance of which would result in a binding agreement between us. Definitive agreements covering the transactions described above will be prepared by MSC's counsel and the consummation of the transactions contemplated hereunder are expressly subject to the negotiation, execution and delivery by MSC, the Company and other appropriate parties of mutually acceptable definitive agreements and the approval thereof by the directors and stockholders of the Company and MSC. This letter does not create a binding obligation between MSC, Siebert or the Company.

          6. Miscellaneous. (i) This letter of intent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within such state.

               (ii)  This letter may be executed by the
parties hereto in separate counterparts, which, taken together, shall constitute one and the same agreement.

          7. Press Releases. The Company and MSC shall consult and cooperate in the issuance, form, content and timing of any press releases issued in connection with this letter of intent or the transactions contemplated hereby, subject to the disclosure obligations of the Company and MSC under applicable law.

          Kindly indicate your agreement with the foregoing by signing a copy of this letter in the space indicated below and returning the signed copy to the undersigned.

                              Sincerely,



                              MURIEL SIEBERT CAPITAL MARKETS
                              GROUP INC.


                              By:____________________________
                                   Muriel Siebert, President

Accepted and Agreed
as of February __, 1996:

J. MICHAELS, INC.


By:____________________________
   James H. Michaels, President